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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): June 15, 1998




                     CRESCENT REAL ESTATE EQUITIES COMPANY
            (Exact name of Registrant as specified in its Charter)



           Texas                     1-13038                     52-1862813
  (State of Organization)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

      777 Main Street, Suite 2100
           Fort Worth, Texas                                       76102
(Address of Principal Executive Offices)                         (Zip Code)


                                (817) 321-2100
             (Registrant's telephone number, including area code)
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Item 5.  Other Events

Proposed Rights Offering Upon Completion of Pending Merger

         On June 15, 1998, Crescent Real Estate Equities Company (the "Company") filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") relating to a proposed rights offering to be made following completion of the merger (the "Merger") of Station Casinos, Inc. ("Station") with and into the Company.

         It is expected that the Company will distribute one right for each common share of beneficial interest of the Company (a "Common Share") outstanding to the holders of Common Shares of the Company following the Merger (including the former holders of Station common stock who become holders of Common Shares as a result of the Merger). In addition, it is expected that every five rights will entitle the holder thereof to purchase one Common Share at an exercise price of $31-1/8 (the closing price of the Common Shares on the New York Stock Exchange on June 12, 1998), regardless of the market price at the time the rights are exercisable. Holder of units in Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") are expected to receive corresponding rights.

         The record date for the distribution will follow the closing of the Merger, and it is expected that all of the rights will be exercisable for 60 days after such record date. The Company intends to make application to list the rights on the New York Stock Exchange, but there is no assurance that such listing will occur. Any proceeds of the rights offering are expected to be used to fund acquisitions or to prepay outstanding borrowings.


Increase in Quarterly Distribution Upon Completion of Pending Merger

         The board of trust managers of the Company has approved, subject to completion of the Merger, an increase in the quarterly distribution from $.38 per Common Share to $.63 per Common Share, an indicated annual distribution of $2.52 per Common Share.


Proposed Formation of Casino Partnership and Related Rights Offering

         Following the completion of the Merger, the Company intends to contribute substantially all of the real estate assets acquired from Station to a new partnership (the "Casino Partnership") that will invest principally in casinos, other gaming properties and other real estate properties in Las Vegas, Nevada. The Company initially would own all of the Casino Partnership, but expects to offer holders of its Common Shares and holders of units in the Operating Partnership rights to acquire common or preferred equity interests in the Casino Partnership, or in a real estate investment trust which would hold interests in the Casino Partnership. The record date for any such offering would follow the closing of the Merger. It is expected that any proceeds raised through such an offering would be used to prepay indebtedness assumed in connection with the Merger or to fund new acquisitions or developments. At this time, the terms of any such offering and the type of securities that may be offered have not been determined. Each of the proposed transactions is contingent upon the completion of the Merger.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 1998             CRESCENT REAL ESTATE EQUITIES COMPANY



                                    By:  /s/ DALLAS E. LUCAS
                                         -----------------------
                                             Dallas E. Lucas
                                        Senior Vice President and
                                         Chief Financial Officer